Exhibit 10.1

[WELLS FARGO LETTERHEAD]

July 5, 2006

FTD, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois  60515
Attention: Michael Soenen

Re:                               Acquisition of Interflora Holdings Limited and Refinancing

Ladies and Gentlemen:

You have advised us that FTD, Inc. (“Company” or “FTD”) intends, through a newly formed UK subsidiary (“UK Newco”) to acquire all or substantially all of the outstanding shares (the “Acquisition”) of Interflora Holdings Limited (“Interflora”). You have also advised us that in connection with such transaction, certain existing indebtedness of the Company will be refinanced (the “Refinancing”) and related fees and expenses (the “Fee and Expense Payments”) will be paid. The Acquisition, Refinancing, Fee and Expense Payments and other related transactions are collectively referred to herein as the “Transaction.”  The term “Credit Parties” as used herein refers collectively to the Parent (as such term is defined in the Summary of Terms, Senior Secured Credit Facilities (including all annexes and schedules thereto, the “Term Sheet”) attached hereto as Annex A), the Company, Interflora and all subsidiaries of such companies after giving effect to the consummation of the Transaction.

We understand that the total cash proceeds (and credit extensions) required to consummate the Transaction will be provided by the proceeds (and credit extensions) of the $225.0 million Senior Secured Credit Facilities described in the Term Sheet (the “Senior Credit Facilities”).

Wells Fargo Bank, National Association (“Wells Fargo”) is pleased to inform you that it hereby commits to provide the entire principal amount of the Senior Credit Facilities and to act as the sole and exclusive administrative agent (the “Administrative Agent”) and sole and exclusive lead arranger and book manager (the “Lead Arranger”) for the Senior Credit Facilities and to use its reasonable commercial efforts to arrange for syndicates of financial institutions and other “accredited investors” (as defined in SEC regulations; each such financial institution and accredited investor, including Wells Fargo, being a “Lender” and, collectively, the “Lenders”) to participate in the Senior Credit Facilities. Our fees for such services are set forth in the accompanying confidential fee letter (the “Fee Letter”).

Wells Fargo’s commitment shall not be subject to diligence, but shall remain subject to our not having discovered or otherwise become aware of any information relating to conditions or events not previously disclosed to Wells Fargo or constituting new information or additional developments concerning conditions or events previously disclosed to Wells Fargo which, in our judgment, is inconsistent with the information theretofore provided to Wells Fargo and which Wells Fargo reasonably deems materially adverse in respect of the condition (financial or otherwise), business, operations, properties, assets, Projections, accounting treatment or liabilities (including environmental liabilities) of the Company and its subsidiaries and Interflora and its subsidiaries (collectively, the “Subject Companies”). In addition, the foregoing commitment and all undertakings and agreements hereunder are expressly subject to (i) no material adverse change in the business, assets, condition (financial or otherwise), operations, liabilities (whether contractual, environmental or otherwise), properties or Projections (as defined below) of the Credit Parties taken as a whole since March 31, 2006 or in the facts and information as represented to date, (ii) the satisfaction of the terms and conditions of this letter and the Term Sheet attached hereto (together, this “Commitment Letter”) and the Fee Letter in a manner acceptable to us, and (iii) the absence of any competing offering, placement or arrangement for any debt security or bank financing by or on behalf of any of the Credit Parties.

The Lead Arranger, in consultation with you, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached, when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among potential Lenders, any titles offered to potential Lenders and the amount and distribution of fees among the Lenders. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation other than as expressly set forth in the Term Sheet and the Fee Letter will be paid in connection with the Senior Credit Facilities unless you and we shall so agree. You agree actively to assist the Lead Arranger in completing a syndication satisfactory to it. Such assistance shall include:  (i) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your lending and investment banking relationships as well as those of the Credit Parties; (ii) your using reasonable efforts to make certain members of the management of the Credit Parties, as well as its consultants and advisors, are available during regular business hours to answer questions regarding the Senior Credit Facilities; (iii) the Credit Parties providing or causing to be provided to us all information reasonably deemed necessary by us to complete syndication and the Credit Parties assisting in the preparation of a confidential informational memorandum to be used in connection with the syndication; (iv) the hosting by you and the Credit Parties of meetings with prospective Lenders; and (v) prior to the launch of the syndication, the hosting of meetings with each of Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) for the obtaining of ratings for the Senior Credit Facilities therefrom. You further agree that Wells Fargo’s commitment hereunder is conditioned upon the satisfaction of the requirements set forth in clauses (i) through (iv) of the immediately preceding sentence on or prior to the closing date and that thereafter you shall continue to actively assist the Lead Arranger until the completion of a successful syndication.

You hereby represent that:  (i) all information, other than Projections, which has been or is hereafter made available to us or the other Lenders by you, any of the Credit Parties or any of your or their representatives in connection with the transactions contemplated hereby (the “Information”) has been reviewed and analyzed by you in connection with the performance of your own due diligence and is or will be, in the case of Information made available after the date hereof, complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (ii) all financial projections concerning the Credit Parties that have been or are hereafter made available to us or the other Lenders by you, any of the Credit Parties or any of your or their representatives in connection with the transactions contemplated hereby (the “Projections”) have been or will be, in the case of Projections made available after the date hereof, prepared in good faith based upon reasonable assumptions. You agree to supplement the Information and the Projections from time to time until the closing date so that the representation and warranty in the preceding sentence is correct on the closing date. In arranging and syndicating the Senior Credit Facilities, the Lead Arranger will be using and relying on the Information and the Projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until the initial funding under a definitive financing agreement and thereafter the disclosure representations contained herein shall be superseded by those contained in such definitive financing agreement.

You hereby agree to pay our reasonable costs and expenses (including the reasonable fees and expenses of counsel and reasonable out-of-pocket expenses, including without limitation syndication expenses) incurred before or after the date of this Commitment Letter arising in connection with this Commitment Letter, the definitive financing agreement, the syndication of the Senior Credit Facilities and the other transactions contemplated hereby. You hereby further agree to indemnify and hold harmless the Administrative Agent, the Lead Arranger and each Lender (including Wells Fargo) and their respective affiliates and each director, officer, employee, agent, attorney and affiliate thereof (each such person, an “indemnified person”) from and against any losses, claims, damages, liabilities or other expenses to which an indemnified person may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Transaction and the other transactions contemplated by this Commitment Letter, the Fee Letter, the extension of the financing contemplated hereby, the Senior Credit Facilities or any use or intended use of the proceeds of any of the loans and other extensions of credit contemplated hereby, and to reimburse each indemnified person for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such investigation, litigation or other proceeding (whether or not any such investigation, litigation or other proceeding involves claims made between you, any of the Parent (as such term is defined in the Term Sheet), its subsidiaries or any third party and any such indemnified person, and whether or not any such indemnified person is a party to any investigation, litigation or proceeding out of which any such expenses arise); provided, however, that the indemnity contained herein shall not apply to the extent that it is determined in a final nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or other expenses result from the gross negligence or willful misconduct of such indemnified person. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks or similar information transmission systems in connection with the Senior Credit Facilities. No indemnified person shall be responsible or liable to any other party or any other person for any indirect, consequential or special damages. The foregoing provisions of this paragraph shall be in addition to any rights that any indemnified person may have at common law or otherwise.

As you know, Wells Fargo or its affiliates may from time to time effect transactions for its own account or for the accounts of customers, and may hold positions in loans, options on loans, securities and options on securities, of companies that may be the subject of the transactions contemplated by this Commitment Letter or otherwise relate to the Subject Companies.

You acknowledge and agree that in connection with all elements of each transaction contemplated under this Commitment Letter and the Fee Letter (i) neither Wells Fargo nor any of its affiliates has assumed any advisory responsibility or any other obligation in favor of you or any of the Credit Parties except the obligations expressly provided for under this Commitment Letter and the Fee Letter and (ii) Wells Fargo and its affiliates, on the one hand, and you and the Credit Parties, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you or any of the Credit Parties rely on, any fiduciary duty on the part of Wells Fargo or any of its affiliates.

This Commitment Letter and the Fee Letter are intended solely for your benefit, and nothing in this Commitment Letter or the Fee Letter, express or implied, shall give any person other than the parties hereto any beneficial or legal right, remedy or claim hereunder. Neither this Commitment Letter nor the Fee Letter is assignable by you, and neither may be relied upon by any other person or entity. Each of this Commitment Letter and the Fee Letter is confidential and shall not be disclosed by any of the parties hereto to any person other than such party’s accountants, attorneys and other advisors, and, in the case of Wells Fargo, its affiliates and prospective Lenders, purchasers and assignees, and then only on a confidential basis and in connection with the Transaction and the related transactions contemplated herein. Any disclosure to an advisor may be made for the sole purpose of evaluating and advising on the offer of financing made in this Commitment Letter and may not be used by such advisor in formulating any offer of financing by such advisor or an affiliate. Additionally, any of the parties hereto may make such disclosures of this Commitment Letter as are required by regulatory authority, law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such party will use its commercially reasonable efforts to notify the other parties hereto of any such disclosure prior to making such disclosure. We hereby consent to your disclosure of this Commitment Letter (but not the Fee Letter) on a confidential basis to the Credit Parties and their financial and legal advisors for their use in connection with their evaluation of your proposal for the Transaction. If this Commitment Letter and the Fee Letter are not accepted by you as provided for below, you agree to use commercially reasonable efforts to return this Commitment Letter and the Fee Letter (and any copies hereof and thereof) to the undersigned or confirm to the undersigned that they have been destroyed.

You hereby agree that upon consummation of the Transaction, Wells Fargo or any of its affiliates may place customary “tombstone” advertisements (which may include any of your trade names or corporate logos) in publications of its choice at its own expense. In addition, you agree that Wells Fargo or any of its affiliates may disclose information about the transaction to market data collectors and similar service providers to the financing community.

Wells Fargo hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), Lenders are required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow Lenders, as applicable, to identify such Credit Party in accordance with the Act.

Our offer will terminate on July 7, 2006, unless on or before that date you sign and return an enclosed counterpart of this Commitment Letter and the Fee Letter to Wells Fargo at our address provided above, to the attention of the person signing this letter on behalf of Wells Fargo. The commitments herein provided for will also expire at the earliest of:  (i) the termination of the share purchase agreement (or any other analogous agreement) entered into in connection with the Acquisition (the “SPA”); (ii) the closing of the Transaction without the use of the Senior Credit Facilities; or (iii) the close of business on September 1, 2006, if the closing of the Transaction has not occurred by such time; provided, however, that any term or provision hereof to the contrary notwithstanding all of your obligations hereunder in respect of indemnification, confidentiality and fee and expense reimbursement shall survive any termination of the commitments pursuant to this paragraph.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. Each of the undersigned parties hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon, or arising out of or in connection with, this Commitment Letter and the Fee Letter, and any course of conduct, course of dealing, statements (whether oral or written) or actions of any of the undersigned parties in connection herewith or therewith. The parties hereto submit to the nonexclusive jurisdiction of the Federal and New York State courts located in the City of New York in connection with any dispute related to this Commitment Letter, the Fee Letter or any of the matters contemplated hereby or thereby. This Commitment Letter and the Fee Letter constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replace and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each party hereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

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We appreciate having been given the opportunity by you to be involved in this transaction.

,		Very truly yours

WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ S. Michael St. Geme
	Name:	S. Michael St. Geme
	Title:	Vice President

AGREED AND ACCEPTED
this 6th day of July, 2006

FTD, INC.

By:	/s/ Becky Sheehan
Name:	Becky Sheehan
Title:	Chief Financial Officer

ANNEX A

SUMMARY OF TERMS

SENIOR SECURED CREDIT FACILITIES

The following summarizes selected terms of certain senior secured credit facilities (the “Senior Credit Facilities”) to be utilized by FTD, Inc. in connection with the proposed acquisition of all or substantially all of the outstanding shares (the “Acquisition”) of Interflora Holdings Limited (“Interflora”), the refinancing of certain indebtedness and the payment of related fees and expenses.

This Summary of Terms is intended merely as an outline of the material terms of the Senior Credit Facilities. It does not include descriptions of all of the terms and other provisions that are to be contained in the definitive documentation relating to the Senior Credit Facilities and it is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. All terms defined in the commitment letter (the “Commitment Letter”) to which this Summary of Terms is attached and not otherwise defined herein shall have the same meanings when used herein.

Borrower, Parent:	FTD, Inc. (“Company” or “FTD”). The Company is a wholly-owned subsidiary of FTD Group, Inc. (“Parent”).

Guarantors:

The Parent, the Company and all other existing and future subsidiaries of the Borrower (the “Guarantors” and, together with the Borrower, the “Credit Parties”); provided, however, that non-U.S. subsidiaries shall not be required to deliver guaranties.

Sole Lead Arranger, Book Manager and Administrative Agent for the Lenders:	Wells Fargo (the “Lead Arranger” and “Administrative Agent”).

Syndication Agent and/or Documentation Agent:

At the Lead Arranger’s option, financial institutions to be identified by the Lead Arranger which are acceptable to the Borrower and the Lead Arranger (the “Syndication Agent” and the “Documentation Agent,” respectively, and together with the Administrative Agent, the “Agents”).

Lenders:	Wells Fargo and a syndicate of financial institutions and other accredited investors (the “Lenders”).

Closing Date:	The date the initial loans are made under the Senior Credit Facilities.

Type and Amount/ Alternative Currencies:	The Senior Credit Facilities shall consist of the Term Loan Facility and the Revolving Credit Facility.

Term Loan Facility. The Term Loans will have a final maturity date of seven years after the Closing Date and be in an original principal amount of up to $150,000,000. Quarterly amortization will be required in aggregate annual amounts equal to 1% of the original aggregate principal amount of the Term Loans with the balance payable on the maturity date. The Term Loan Facility will be made available in a single borrowing on the Closing Date. Once repaid, the Term Loans made under the Term Loan Facility may not be reborrowed.

Revolving Credit Facility. The Revolving Credit Facility will mature six years after the Closing Date and be in an original principal amount of up to $75,000,000 under which revolving loans may be made and under which letters of credit may be issued up to a sublimit in an amount equal to (a) up to $20,000,000 for general corporate purposes plus (b) up to an additional $40,000,000 (a portion of which, to the extent necessary under the SPA, to be available for letters of credit with tenors of up to two years) solely for the purpose of supporting bank guaranties of the loan notes of Parent and UK Newco evidencing deferred purchase price obligations under the SPA. A portion of the Revolving Credit Facility in an amount to be agreed upon shall be made available as a swingline facility. Borrowings (including the face amount of outstanding letters of credit) of up to $50,000,000 under the Revolving Credit Facility may be made on the Closing Date.

Alternative Currencies: A portion of the Senior Credit Facilities in an aggregate principal amount to be determined may be made available to Company in Euros, Pounds Sterling and U.S. dollars.

Purpose:

The Senior Credit Facilities will be used to finance the Acquisition, refinance certain existing indebtedness and pay certain related fees and expenses. In addition, the Revolving Credit Facility will provide for the working capital requirements and other corporate purposes of the Credit Parties after the consummation of the Transaction. As used herein, “Transaction” shall refer to the Acquisition, refinancing of existing indebtedness and fee and expense payments.

Security:

The Senior Credit Facilities will be secured by first priority perfected liens on all existing and after-acquired property (tangible and intangible) of the Borrower and the Guarantors, including without limitation all accounts receivable, inventory, equipment, intellectual property and other personal property, and all fee-owned real property, whether owned or leased, and a pledge of the capital stock of the Borrower and its subsidiaries, subject in each case to such exceptions as may be agreed upon (the “Collateral”); provided, however, that no more than 66% of the equity interests of non-U.S. subsidiaries will be required to be pledged as security and no non-U.S. subsidiary will be required to pledge capital stock of any subsidiary. No appraisals, title insurance or surveys will be required with respect to real property mortgages.

The foregoing security shall ratably secure the Senior Credit Facilities and any permitted interest rate swap or similar hedging arrangements between the Credit Parties and a Lender or its affiliates under the Senior Credit Facilities. Negative pledge on all assets of the Credit Parties, subject to customary permitted liens to be agreed upon.

Interest Rates:

All amounts outstanding under the Senior Credit Facilities shall bear interest, at the Borrower’s option, at the Base Rate or at the reserve adjusted LIBOR Rate plus, in each case, an applicable margin as set forth in Schedule I attached hereto.

Interest Payments:

Quarterly for Base Rate Loans; on the last day of selected interest periods (which shall be one, two, three and six months) for LIBOR Loans (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year; provided that interest on Base Rate Loans shall be calculated based upon 365/366 day year for actual days elapsed.

Letter of Credit Fees:

A letter of credit fee equal to the applicable margin for LIBOR Loans under the Revolving Credit Facility, which shall be shared by all Lenders with commitments under the Revolving Credit Facility, and a fronting fee equal to the greater of (a) 0.25% per annum and (b) $500, which shall be retained by the Lender issuing the letter of credit, in each case based upon the applicable percentage multiplied by the amount available from time to time for drawing under such letter of credit and payable quarterly in arrears. Customary drawing and amendment fees will be charged by each issuing Lender.

Commitment Fees:

Commitment fees equal to a percentage per annum as set forth in Schedule I attached hereto (the “commitment fee percentage”) times the daily average unused portion of the Revolving Credit Facility shall accrue from the Closing Date and shall be computed on the basis of a 360-day year and payable quarterly in arrears and upon the maturity or termination of the Revolving Credit Facility.

Voluntary Prepayments and Commitment Reductions:

The Senior Credit Facilities may be prepaid in whole or in part without premium or penalty (LIBOR Loans prepayable only on the last days of related interest periods or upon payment of any breakage costs) and the Lenders’ commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon. Voluntary prepayments of the Term Loan Facility shall be applied to the remaining scheduled installments thereof on a pro rata basis.

Mandatory Prepayments and Commitment Reductions:

The Senior Credit Facilities will be prepaid by an amount equal to: (i) 100% of the net cash proceeds of all asset dispositions by the Credit Parties; (ii) 100% of the net cash proceeds from the issuance of debt by the Credit Parties; (iii) 50% (which percentage shall be reduced if the ratio of Total Debt (which shall include the face amount of outstanding letters of credit) to EBITDA is at a level to be determined) of the net cash proceeds from the issuance of equity by the Credit Parties (excluding equity contributed by the Sponsor); and (iv) 50% of Excess Cash Flow (to be defined) for each fiscal year (beginning with the fiscal year ending June 30, 2007), in which the ratio of Total Debt (which shall include the face amount of outstanding letters of credit) to EBITDA on the last day thereof is greater than or equal to 3.00 to 1.00. The foregoing mandatory prepayments will be subject to exceptions no less favorable to the Company than those contained in the Company’s Credit Agreement dated as of February 24, 2004, as amended (the “Existing Credit Agreement”).

All such amounts shall be applied first to the prepayment of the Term Loan Facility and thereafter to the prepayment of the Revolving Credit Facility and the reduction of the commitments thereunder. All such mandatory prepayments of the Term Loan Facility shall be applied to the remaining scheduled installments thereof in a manner to be agreed upon.

Representations and Warranties:	Substantially the same as, and no less favorable to the Company than, those contained in the Existing Credit Agreement.

Covenants:

Substantially the same as, and no less favorable to the Company than, those contained in the Existing Credit Agreement. Financial performance covenants will be a minimum fixed charge coverage test and a maximum total leverage test. Negative covenants shall permit Parent and its subsidiaries to redeem the loan notes contemplated under the heading “Existing Debt” in Schedule II attached hereto with the proceeds of revolving loans or other available funds when such loan notes become redeemable.

Events of Default:	Substantially the same as, and no less favorable to the Company than, those contained in the Existing Credit Agreement.

Conditions Precedent to Initial Funding:	The Borrower shall have satisfied the conditions set forth in Schedule II attached hereto.

Conditions to All Borrowings:

In addition to the conditions precedent to the initial funding of the Senior Credit Facilities described in Schedule II attached hereto, the conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any event of default or potential event of default.

Indemnification:

The Borrower shall indemnify the Lead Arranger, Agents, each Lender (including Wells Fargo) and each of their respective affiliates, directors, officers, agents, attorneys and employees from and against any losses, claims, damages, liabilities and other expenses in a manner customary for financings of this type.

Assignments/ Participations:

The Lenders may assign all or in acceptable minimum amounts any part of their shares of the Senior Credit Facilities to their affiliates, to other Lenders, or to one or more financial institutions or other accredited investors that are Eligible Assignees (to be defined) which are acceptable to the Borrower (unless an event of default has occurred and is continuing) and the Administrative Agent, such consents not to be unreasonably withheld. The Lenders will have the right to sell participations, subject to customary limitations on voting rights, in their shares of the Senior Credit Facilities.

Waivers and Amendments:

Amendments and waivers will require the approval of the Lenders holding in the aggregate more than 50% of the loans and commitments under the Senior Credit Facilities provided that (i) the consent of each Lender directly affected thereby shall be required for (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final and interim scheduled maturities or times for payment of interest or fees, (d) releases of all or substantially all the Collateral and (e) releases of all or substantially all of the Guarantors, and (ii) the consent of the Lenders holding in the aggregate more than 50% of the loans and commitments of an affected class of the Lenders shall be required for changes in mandatory or voluntary prepayments or commitment reductions which disproportionately disadvantage such class.

Taxes, Reserve Requirements and Indemnities:

All payments are to be made free and clear of any present or future taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings, or other deductions whatsoever. Foreign Lenders shall furnish to the Administrative Agent (for delivery to the Borrower) appropriate certificates or other evidence of exemption from U.S. federal income tax withholding. The Borrower shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.

Governing Law and Jurisdiction:

The Borrower will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law shall govern the definitive loan documents.

Lead Arranger’s and Administrative Agent’s Counsel:	O’Melveny & Myers LLP.

SCHEDULE I

INTEREST RATES AND FEES

Subject to the provisions of the Commitment Letter to which this Schedule I is attached, the initial applicable margin for LIBOR Loans and Base Rate Loans shall be as set forth below.

Interest Rates:

The applicable margins for the Revolving Credit Facility and the applicable commitment fee percentage shall be determined on the basis of the Company’s Total Debt to EBITDA Ratio based on the following table; provided that, for the first two full fiscal quarters following the Closing Date, the applicable margin for the Revolving Credit Facility shall be set at 2.250% for LIBOR Rate loans and 1.250% for Base Rate loans and the applicable commitment fee percentage shall be set at 0.50%.

			Commitment Fee
Total Leverage Ratio	LIBOR Margin	Base Rate Margin	Percentage
≥ 4.50	2.500%	1.500%	0.500%
≥ 4.00 < 4.50	2.250%	1.250%	0.500%
≥ 3.50 < 4.00	2.000%	1.000%	0.375%
≥ 3.00 < 3.50	1.875%	0.875%	0.375%
< 3.00	1.750%	0.750%	0.250%

The applicable margins for the Term Loans will be established on the closing date based on the credit ratings assigned to the Term Loan Facility B by Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), in accordance with the following table:

Credit Ratings (Moody’s/ S&P)	LIBOR Margin	Base Margin
Ba3 and BB- or higher*
without negative outlook	1.750%	0.750%

B1 and B+ or lower*
without negative outlook	2.000%	1.000%

* (If split rated, the lower of the two ratings will prevail.)

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Loans outstanding under the swingline facility shall bear interest at the rate applicable to loans under the Revolving Credit Facility which are Base Rate Loans and such outstanding swingline loans shall not constitute usage of the Revolving Credit Facility for purposes of calculating the commitment fee.

The terms “Base Rate” and “reserve adjusted LIBOR Rate” shall have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted LIBOR Rate (“LIBOR Loans”) shall be customary and appropriate for financings of this type.

After the occurrence and during the continuation of a payment or bankruptcy event of default, interest shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate (“Base Rate Loans”) plus an additional 2.00% per annum.

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SCHEDULE II

INITIAL CONDITIONS PRECEDENT

Any obligation to make loans under the Senior Credit Facilities is subject to the satisfaction of the following conditions precedent (all terms defined in the Term Sheet or in the Commitment Letter to which this Schedule II is attached and not otherwise defined herein having the same meanings when used herein):

Transaction Structure and Documentation:

The structure utilized to consummate the Transaction and the definitive documentation relating thereto (the “Definitive Transaction Documents”) shall be in form and substance satisfactory to the Lead Arranger. The Definitive Transaction Documents shall be in full force and effect and in compliance in all material respects with applicable laws and regulations (it being agreed that the draft SPA dated July 3, 2006 provided to the Administrative Agent, is satisfactory for the purposes hereof). All aspects of the Transaction shall be consummated in accordance with the Definitive Transaction Documents and no provision of the Definitive Transaction Documents shall have been amended, supplemented, waived or otherwise modified in any manner which is materially adverse to the Lender without the prior written consent of the Lead Arranger.

Senior Credit Facilities Documentation:

The definitive documentation evidencing the Senior Credit Facilities (the “Definitive Senior Financing Documents”) shall be prepared by counsel to the Lead Arranger, shall be consistent with the terms of this Commitment Letter and in form and substance satisfactory to the Lead Arranger and the Lenders and shall have been executed and delivered by the Credit Parties. Such Definitive Senior Financing Documents shall include (i) customary closing documentation, including without limitation legal opinions, officers’ certificates, solvency certificates, resolutions, corporate and public records, insurance certificates (and related endorsements) and the like and (ii) such documentation and actions as may be necessary to create a perfected, first priority lien in the Collateral described under “Security” in the Term Sheet, subject to customary permitted liens to be agreed upon.

1

Existing Debt:

The Refinancing shall have been consummated, all existing debt for borrowed money shall have been repaid in full and all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Lead Arranger; provided that (i) the Borrower’s existing 7.75% senior subordinated notes in an aggregate principal amount not to exceed $170,117,000, (ii) Interflora’s existing loan notes in an aggregate principal amount not to exceed 2,900,000 Pounds Sterling, and (iii) the Parent’s and UK Newco’s loan notes to be issued to certain selling shareholders and optionholders as part of the Transaction in an aggregate principal amount not to exceed $40,000,000 representing deferred purchase price obligations to be supported by one or more letters of credit to be issued under the Revolving Loan Facility, in each case shall be permitted to remain outstanding.

Certain Approvals and Agreements:

All governmental, shareholder and third party approvals necessary in connection with the Transaction, the financings contemplated hereby and the continuing operations of the business of the Credit Parties shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing thereof and no law or regulation shall be applicable which could reasonably be expected to have such effect.

Fees and Expenses:

All fees and expenses to be paid on or prior to the Closing Date to the Administrative Agent, other Agents, the Lead Arranger and the Lenders as set forth in the Commitment Letter, the Fee Letter or otherwise shall have been paid in full.

Pro Forma Balance Sheet:

The Borrower shall have agreed to deliver to the Lenders not more than 30 days after the Closing Date a pro  forma balance sheet of the Credit Parties as of the Closing Date after giving effect to the Transaction and the financings contemplated hereby.

Litigation:

There shall not be pending or threatened any action, suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental instrumentality that could reasonably be expected to have a material adverse effect on the Transaction, the Credit Parties, the Senior Credit Facilities or any of the other transactions contemplated hereby.

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Maximum Closing Date Leverage Ratio:

On the Closing Date, the Borrower shall deliver to the Lead Arranger and the Lenders a Closing Date Certificate signed by the Borrower’s chief financial officer, demonstrating in reasonable detail that the Borrower’s ratio of Total Debt (to be defined in a mutually agreeable manner and to include the face amount of outstanding letters of credit) on the Closing Date to Pro Forma Adjusted EBITDA (to be defined in a mutually agreeable manner) shall be no more than 4.75 to 1.00.

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